UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 33-13860

                                YELL FINANCE B.V.
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             (Exact name of registrant as specified in its charter)


              Queens Walk, Oxford Road, Berkshire RG1 7PT, England
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            (pound)250,000,000 10 3/4% Senior Sterling Notes due 2011
                $200,000,000 10 3/4% Senior Dollar Notes due 2001
               $288,250,000 13 1/2% Senior Discount Notes due 2011

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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     |_|       Rule 12h-3(b)(1)(i)     |X|
     Rule 12g-4(a)(1)(ii)    |_|       Rule 12h-3(b)(1)(ii)    |_|
     Rule 12g-4(a)(2)(i)     |_|       Rule 12h-3(b)(2)(i)     |_|
     Rule 12g-4(a)(2)(ii)    |_|       Rule 12h-3(b)(2)(ii)    |_|
                                       Rule 15d-6              |_|

     Approximate number of holders of record as of the certification or notice date: Less than 300

     Pursuant to the requirements of the Securities Exchange Act of 1934, Yell Finance B.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: June 2, 2006                  By:  /s/ John Davis
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                                         Name:  John Davis
                                         Title: Chief Financial Officer